Exhibit 99.1

SYSCO NAMES TOM BENÉ PRESIDENT & CHIEF OPERATING OFFICER

EFFECTIVE JAN. 1, 2016

HOUSTON, Dec. 29, 2015 – Sysco Corporation (NYSE: SYY) announced today that veteran foodservice distribution executive Tom Bené has been promoted to president and chief operating officer of Sysco, effective Jan. 1, 2016. In his new role, Bené will continue to report to chief executive officer Bill DeLaney. Bené will oversee all of Sysco’s business operations and commercial functions, and will now expand his management responsibilities to include Sysco’s supply chain organization led by executive vice president Scott Charlton.

“Since joining Sysco in 2013, Tom has quickly and effectively leveraged his broad business experience, strong industry knowledge and exceptional leadership capabilities to contribute significantly to our steady progress in supporting the success of Sysco’s customers, increasing the engagement of our leadership teams, and delivering improved and more consistent business results,” said Bill DeLaney. “Strengthening the partnership between our supply chain organization and our business operations and commercial functions under Tom’s leadership will enhance organizational alignment and better position Sysco to provide exceptional service to our customers and excellent returns to our shareholders. In addition, expanding Tom’s role will provide me with additional capacity to lead the execution of our recently announced three-year strategic plan, work closely with our Board of Directors on long-term strategic opportunities, and further engage with Sysco’s key stakeholders.”

Bené joined Sysco as executive vice president and chief merchandising officer in March of 2013 and was named executive vice president and chief commercial officer in August of that year. He was appointed to his current role as executive vice president and president, foodservice operations in January of 2015. Prior to joining Sysco, Bené held a variety of positions of increasing responsibility in merchandising, sales, operations, franchise development and general management during a 23-year career at PepsiCo, culminating with his role as president of PepsiCo Foodservice.

#  #  #

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 196 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2015 that ended June 27, 2015, the company generated sales of more than $48 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, follow us at www.twitter.com/SyscoStock and download the new Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should also continue to review our press releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.